Exhibit 10.11.6

SECOND AMENDMENT TO PIER 1 IMPORTS, INC.

2006 STOCK INCENTIVE PLAN (OMNIBUS PLAN)

RESTATED AS AMENDED THROUGH MARCH 25, 2008

WHEREAS, Pier 1 Imports, Inc. has heretofore adopted the Pier 1 Imports, Inc. 2006 Stock Incentive Plan (the “Plan”) effective March 23, 2006;

WHEREAS, the Plan was restated as amended through March 25, 2008;

WHEREAS, the Plan was amended by a First Amendment effective December 15, 2008;

NOW, THEREFORE, the Plan is amended as follows:

1.                                       Subsection (f) of Paragraph II of the Plan is replaced with the following:

“(f)                              “Common Stock” means the common stock, par value $0.001 per share, of the Company or any security into which such common stock may be changed by reason of any transaction or event of the type described in Paragraph XII.”

2.                                       Subsection (p) of Paragraph II of the Plan is replaced with the following:

“(p)                           “Fair Market Value” of the Common Stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in the composite transactions table for the principal U.S. national or regional securities exchange on which the Common Stock is listed for trading. The Fair Market Value will be determined without reference to after-hours or extended market trading. If the Common Stock is not listed for trading on a U.S. national or regional securities exchange on the relevant date, then the “Fair Market Value” of the Common Stock will be the average of the bid and ask prices (or, if more than one in either case, the average of the average bid and the average ask prices) for the Common Stock in the over-the-counter market on the relevant date as reported by Pink OTC Markets Inc. or similar organization. If the Common Stock is not so quoted, the “Fair Market Value” of the Common Stock will be such other amount as the Committee may ascertain reasonably to represent such “Fair Market Value.” All such determinations of “Fair Market Value” shall be in accordance with the requirements of Treasury Regulation section 1.409A-1(b)(5)(iv), or its successor.

3.                                       The first sentence of subsection (b) of Paragraph IX of the Plan is replaced with the following:

“To comply with section 162(m) of the Code for any Performance Award granted to a “covered employee” [within the meaning of Treasury Regulation section 1.162-27 (c)(2)], the Committee shall establish the Performance Measures applicable to a Performance Award either (i) prior to the beginning of the performance period or (ii) within ninety (90) days after the beginning of the performance period if the outcome of the performance targets is substantially uncertain at the time such targets are established, but not later than the date that twenty-five percent (25%) of the performance period has elapsed.”

4.                                       All terms used in this Second Amendment, unless specifically defined herein, have the same meanings attributed to them in the Plan. As amended hereby, the Plan is specifically ratified and reaffirmed.

IN WITNESS WHEREOF, the party hereto has caused this Second Amendment to be executed effective as of August 17, 2009.

PIER 1 IMPORTS, INC.

By:
Michael A. Carter
Senior V.P. and General Counsel,
Secretary